RESTATED AND AMENDED





                        DEVELOPMENT AND LICENSE AGREEMENT


                                     between


                            PHARMACIA & UPJOHN S.p.A.


                                       and


                          MIRAVANT MEDICAL TECHNOLOGIES


                                  June 8, 1998

                              RESTATED AND AMENDED
                        DEVELOPMENT AND LICENSE AGREEMENT


     THIS RESTATED AND AMENDED DEVELOPMENT AND LICENSE AGREEMENT is made and entered into as of the 8th day of June, 1998 by and between PHARMACIA & UPJOHN S.p.A., an Italian corporation organized and existing under the laws of Italy, with its head offices at via Robert Koch 1.2, 20152 Milan, Italy (hereinafter referred to as "P&U"), and MIRAVANT MEDICAL TECHNOLOGIES, a corporation organized and existing under the laws of the State of Delaware, with its head offices at 7408 Hollister Avenue, Santa Barbara, California 93117, U.S.A. (hereinafter referred to as "MRVT").

                                WITNESSETH THAT:

     WHEREAS, P&U is a pharmaceutical company doing research, development and marketing of pharmaceutical products;

     WHEREAS, MRVT is a pharmaceutical and medical device company which, using its proprietary technology and know-how, has developed and will continue to develop, on its own or in collaboration with third parties, photoreactive drugs and related light devices for the diagnosis and treatment of a wide variety of diseases;

     WHEREAS, P&U and MRVT are parties to a Development and License Agreement dated July 1, 1995, as amended (the "License Agreement").

     WHEREAS, the experience of the parties over the term of the License Agreement has given rise to the need to modify the License Agreement in order to expedite development and meet P&U's desire to be involved only in the Fields of Oncology and Urology.

     WHEREAS, the parties have agreed that, in lieu of the cumbersome structure contemplated in the License Agreement, MRVT will have full and complete control of the Development Program for SnET2 for indications in the Fields of Oncology and Urology and will pay for all expenses, subject to payment by P&U to MRVT of a significant portion of the expected costs of the Development Program in Oncology and Urology through June 30, 2000.

     WHEREAS, P&U's affiliate, Pharmacia & Upjohn AB, will continue to have the rights in the Ophthalmology Field pursuant to a mutually agreeable agreement entered into on the date hereof.

     NOW, THEREFORE, in consideration of the above premises and the covenants contained herein, the parties hereto agree as follows:

                             ARTICLE I - DEFINITIONS

     1.01  Affiliate.  "Affiliate"  shall mean,  with  respect to any  specified party, any person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the party specified. For purposes of this definition, "Control" including with correlative meanings, the terms "controlled by" and "under common control with" means ownership directly or indirectly of more than fifty percent (50%) of the equity capital having the right to vote for election of directors (or in the case of an entity other than a corporation, the equivalent management authority).

     1.02 Agreement. "Agreement" shall mean this Restated and Amended Development and License Agreement. The term "Ancillary Agreements," as used herein, shall mean the following related agreements: SnET2 Device Supply Agreement, dated July 1, 1995, as amended, and the Product Supply Agreement, dated July 1, 1995, as amended.

     1.03 Clinical Tests. "Clinical Tests" shall mean any tests performed on humans in preparation and support of regulatory submissions.

     1.04  Development   Program.   "Development   Program"  shall  *****.

     1.05 Effective Date. The term "Effective Date" shall mean January 1, 1998.

     1.06 FDA. The term "FDA" shall mean the United States Food and Drug Administration or any successor agency having the administrative authority to regulate the approval for testing or marketing of human pharmaceutical or biological medical products and/or medical devices in the United States or where appropriate, the equivalent governmental authority in any foreign country.

     1.07 Fields. The term "Fields" shall mean the fields of Oncology and Urology.

     1.08 Gross Sales. "Gross Sales" shall mean the final gross invoiced price from the sale of Product by P&U and its Affiliates or Sublicensees; provided, however, that Gross Sales shall exclude sales of Products which are intended for resale between P&U entities, its Affiliates and Sublicensees.

     1.09 GCP. "GCP" shall mean current "good clinical practices" for carrying out clinical studies in humans as set forth in regulations promulgated by the FDA as such may be amended from time to time or, where appropriate, the equivalent regulations promulgated by the equivalent governmental authority in any foreign country.

     1.10 GLP. "GLP" shall mean current "good laboratory practices" for conducting nonclinical laboratory studies as set forth in regulations (21 CFR
Part 58) promulgated by the FDA as such may be amended from time to time or, where appropriate, the equivalent regulations promulgated by the equivalent governmental authority in any foreign country.

     1.11 GMP. "GMP" shall mean current "good manufacturing practices" for preparation of drug products as set forth in regulations (21 CFR Parts 210 and
211) promulgated by the FDA as such may be amended from time to time or, where appropriate, the equivalent regulations promulgated by the equivalent governmental authority in any foreign country.

     1.12 Light Devices. "Light Devices" shall mean the instruments that produce, deliver or measure light for use with the Product.

     1.13 Major Countries. "Major Countries" shall mean the ***** and *****.

     1.14 Net Sales. "Net Sales" shall mean Gross Sales less the following: trade, cash and quantity discounts; returns, normal trade allowances, normal charge-backs, federal, state, or other governmental rebates and adjustments; taxes on the sale or transportation absorbed by P&U; and sales to P&U's Affiliates or third parties of Product not for resale in the Territory

     1.15 New SnET2. "New SnET2" shall mean the Photodynamic Therapy drug designated by MRVT as tin ethyl etiopurpurin in any formulation or strength, other than SnET2, as defined in Section 1.21.

     1.16 NDA. "NDA" shall mean a "New Drug Application" or other premarket approval application for Product and any supplement or abbreviated application relating thereto, submitted to the FDA or its equivalent in any foreign country.

***** Confidential Treatment Requested

     1.17 Patent Rights. "Patent Rights" shall mean all United States and foreign patent applications, as well as continuation, divisional or continuation-in-part applications, and all patents issuing therefrom including reissue or reexamination patents containing at least one claim covering Product, its use or sale, and only to the extent such Patent Rights are directed to Product, which Patent Rights are now or hereafter owned or acquired by MRVT or any of its Affiliates, or licensed to MRVT or any of its Affiliates. Patent Rights licensed to MRVT will only be granted to P&U to the extent permitted by MRVT's license agreement and P&U will do nothing to disturb such agreement. 1.18 Photodynamic Therapy. "Photodynamic Therapy" shall mean the technique of diagnosis and/or treatment of abnormal or normal biological or medical conditions, either in-vivo or ex-vivo, through the use of drugs activated by any type of electromagnetic radiation or magnetic field.

     1.19 Preclinical Tests. "Preclinical Tests" shall mean any nonhuman tests performed in preparation and support of regulatory submissions.

     1.20 Product. "Product" shall mean pharmaceutical products for Photodynamic Therapy containing tin ethyl etiopurpurin as the active drug substance and any isomers and derivatives thereof, in any formulation, whether SnET2 as defined in
Section 1.21 or New SnET2 as defined in Section 1.15.

     1.21 SnET2. "SnET2" shall mean the Photodynamic Therapy drug designated by MRVT as tin ethyl etiopurpurin in the injectable lipid emulsion formulation being tested in clinical trials as of the Effective Date, regardless of the vial or other container size.

     1.22 Sublicensee. "Sublicensee" shall mean a third party to whom P&U has granted, in whole or in part, the right to market or co-market the Product in one or more countries in the Territory and who performs selling activities such as invoicing customers in one or more countries in the Territory.

     1.23 Technology. "Technology" shall mean all information and data including, but not limited to, technical, pharmacological, toxicological and clinical information, know-how, inventions and improvements possessed by MRVT as of the Effective Date or generated or obtained by MRVT during the term of this Agreement relating to the registration, manufacture, use, or sale of Product, in each case to the extent MRVT has the right to provide the same to P&U hereunder, provided however, that "Technology" shall not include any such information or data regarding the design or manufacture of any Light Device.

     1.24 Territory. "Territory" shall mean the entire world.

     1.25  Unit.  "Unit"  shall  mean *****.

                              ARTICLE II - NOT USED


                   ARTICLE III - LICENSE, GRANT AND ROYALTIES

     3.01 License. Subject to the terms of this Agreement. MRVT hereby grants to P&U and P&U's Affiliates an exclusive worldwide, royalty-bearing, license under the Patent Rights and Technology, to use, distribute and sell Product for diagnosis or treatment in the Fields in the Territory. P&U may sublicense, totally or in part, the license rights granted under this Section 3.01, provided, however, (i) P&U must notify MRVT, in writing, of any such sublicense at least thirty (30) days in advance; (ii) P&U remains responsible to MRVT for all contractual obligations of the Sublicensee including, but not limited to, payment of royalties, keeping of records and reporting of sales, as if the Sublicensee's sales were P&U's sales and (iii) the Sublicensee agrees to be bound by the terms of this Agreement to the same extent as P&U to the extent applicable to the Sublicensee.


     3.02 Term of License. The license rights granted under Section 3.01 shall remain in effect in each country in the Territory for the duration of the Patent Rights or for a period of ten (10) years from the first commercial sale of Product in such country, whichever shall be longer. After this period, P&U shall have an irrevocable, fully paid-up, nonexclusive license under the Technology in such country.

     3.03 *****

          (a) *****

          (b) *****

          (c) *****

***** Confidential Treatment Requested

     3.04 Development Prograam - Expense. P&U shall reimburse MRVT its actual direct and indirect costs and expenses incurred to perform the *****, up to an aggregate of Twenty Million Dollars (US) ($20,000,000). Such payments shall be made in advance in quarterly calendar installments of Two Million Five Hundred Thousand Dollars (US) ($2,500,000), commencing on July 1, 1998. *****.

     3.05 Royalties. P&U shall, for the term of the license specified by Section 3.02, pay MRVT royalties on Net Sales of Product to third parties at the rate of ***** on total Net Sales of Product of *****, per calendar year and a royalty of ***** on the part of total Net Sales of Product ***** per calendar year, subject to the provisions of Section 6.03. In a number of countries in *****, P&U operates through distributors, which are local companies appointed to manage the importation, distribution, promotion and sale of P&U's products. Royalties due to MRVT by P&U under this Agreement on sales of Product in countries where P&U operates through distributors shall be calculated on the F.O.B. prices at which the Product is invoiced to distributors by P&U.

     3.06 Sublicense Fees. P&U shall pay MRVT ***** of any up-front or lump-sum fees received by P&U in consideration of the grant of a sublicense to Product.

     3.07 Payment of Royalties. The royalties due pursuant to Section 3.05 shall be reported quarterly within thirty (30) days after March 31, June 30, September 30, and December 31. Such royalties shall be paid to MRVT or its designed Affiliate semi-annually within sixty (60) days after June 30 and December 31 of each calendar year. Each payment to MRVT or its designated Affiliate shall be accompanied by a report containing sufficient information to enable MRVT or its designated Affiliate to verify the accuracy of the calculation of Net Sales on which such payment was based during the payment period, including a statement of Gross Sales and Net Sales and a reconciliation of the credits, allowances and rebates contemplated by Section 1.14 to calculate Net Sales from Gross Sales.

     3.08 Payment of Royalties and Fees. For the purpose of converting and paying royalties and sublicense fees specified by Section 3.06 herein, monies shall be first computed in the currency of the country where the sales took place or the expense was incurred, and then, unless another currency is designated by MRVT, converted into US dollars at the most favorable buying exchange rates prevailing on the day P&U converts the local currency into US dollars for payment to MRVT.

     3.09 P&U Ceases to Market or Sell  Product.  Subject to the  provisions  of
Section 5.06, unless otherwise mutually agreed to by the parties and provided that a particular Product is sold or is to be sold in a Major Country by one party only, be it P&U or its Affiliate or a Sublicensee, should P&U or its Affiliates or Sublicensee cease to market or sell a Product in that Major Country or fail to launch a particular Product in that Major Country within ***** from the occurrence of the latest to occur of the following events (if applicable in such Major Country): (i) issuance of Product's NDA approval in that Country, (ii) governmental price approval, (iii) reimbursement of the social security payment (if any), and (iv) NDA approval of all relevant Light Devices, P&U shall have no further rights to the Product in that country nor shall P&U have any further obligations for the Product in that country, except such obligation that accrued prior to divestment from P&U of rights to the Product. Subject to MRVT's responsibility for regulatory matters, in the event rights to Product are divested from P&U pursuant to this Section 3.09 and upon MRVT's request, P&U shall immediately transfer the NDA approval in that country to MRVT or to an appointee of MRVT, provide to MRVT all data in P&U's possession or control relating to that Product and take all such other actions as are necessary or useful to permit MRVT to obtain regulatory approvals to market Product in such country. If P&U fails to comply with the foregoing within thirty
(30) business days after Miravant's notice, P&U hereby irrevocably appoints MRVT as its attorney-in-fact to secure the transfer of the NDA approval to MRVT. MRVT shall market the Product under its own tradenames or brands and shall not use P&U's tradenames or brands. Failure by P&U to launch a Product or interruption of marketing or sale of a Product pursuant to this Section 3.09 shall not be considered a breach of this Agreement within the meaning of Article X. For the avoidance of doubt it is understood between the parties hereto that the provisions of this Section 3.09 shall not apply in the event that P&U or its Affiliates or Sublicensees cease to sell a Product or fails to launch a Product in a Major Country as described above, for reasons related to the safety and efficacy of a Product.

***** Confidential Treatment Requested

     3.10 Books and Records. P&U shall keep, and shall cause its Affiliates and Sublicensees to keep, full, true and accurate books of accounts and other records, for a period of ***** containing sufficient detail as may be necessary for MRVT to properly ascertain and verify the royalties payable to it hereunder in accordance with generally accepted accounting principles. Upon MRVT's request, P&U shall permit an independent certified accountant selected by MRVT (except one to whom P&U has some reasonable objection) to have access once each year during ordinary business hours to such P&U records as may be necessary to determine the correctness of any report and payment made under this Agreement. If the audit shows that P&U has underpaid any royalties by ten percent (10%) or more, for any period covered by the audit, P&U shall, in addition to immediately remitting to MRVT the amount of underpayment, pay for the cost of such audit. In the event the audit shows that P&U has overpaid any royalties due pursuant to
Section 3.05, P&U shall be allowed to deduct the amount of such overpayment from the next semiannual royalty payment due to MRVT.


                        ARTICLE IV - DEVELOPMENT PROGRAM

     4.01  Development.  *****

     4.02 Preparation of Regulatory Filings. MRVT shall be responsible for preparing and filing in its own name any regulatory filings necessary for conducting Clinical Tests.

     4.03 MRVT Responsibility. MRVT shall be responsible for conducting all necessary Preclinical Tests and Clinical Tests for SnET2 to be used in any indications within the Fields, and shall pay all costs and expenses to perform such work, *****.

     4.04 New SnET2 for Any Indication. MRVT shall be responsible for conducting all necessary Development Program work for any New SnET2 for any indication in the Fields. The Development Program Expenses associated with such Preclinical Tests and Clinical Tests shall be paid by P&U so long as such work is performed in accordance with the development plan accepted by P&U and such expenses are incurred in accordance with the budget accepted by P&U.

     4.05 Submission of NDA. MRVT shall be responsible for assembling the information to prepare each NDA for a Product and to submit it to the concerned health authorities in the Territory. All such NDAs shall be filed in the name of, and shall remain the sole and exclusive property of, MRVT; provided, that P&U shall have the right to control all pricing and reimbursement approvals. MRVT shall be responsible for all reporting and other actions required to comply with any regulatory requirements applicable to the holder of an NDA. If P&U markets Product for an indication, MRVT will file any necessary regulatory notices to support P&U's marketing, including in any country, where legally required, transferring an NDA into the name of P&U. ***** After due consideration of P&U's views and good pharmaceutical practices, MRVT shall make the final decisions on any NDA, other than pricing and reimbursement matters.

                        ARTICLE V - DUTIES OF THE PARTIES

     5.01 Promotion and Customer Service. As MRVT's exclusive licensee for Product in the Territory, P&U agrees to use all reasonable efforts to introduce, promote, market and sell Product in the Territory for the Fields. P&U shall maintain adequate facilities, Product inventory and personnel to ensure prompt handling and servicing of customers' inquiries and orders and prompt shipment and servicing of Product.

     5.02 Care of Product. P&U shall comply with all applicable regulatory requirements regarding acceptable methods for care, handling, storage and shipment of Product. Each party hereby agrees that it shall promptly provide the other, on request, all information known to it that is necessary for compliance with the applicable law and regulations concerning the care, handling, storage, labeling, packaging and shipment of Product.

     5.03 Exclusive. During the term of this Agreement, unless otherwise agreed to by MRVT, P&U shall not either directly, or indirectly, develop or sell other Photodynamic Therapy drugs in the Fields. P&U agrees that it shall secure the same agreement from its Affiliates and Sublicensees. P&U's United States Affiliate's rights under Section XI of the Development and Commercial Supply Agreement, between such Affiliate and Miravant, dated as of August 31, 1994 (the "Clayton Agreement"), are expressly excluded from the provisions of this Section 5.03.

***** Confidential Treatment Requested

     5.04 Authorization. P&U and MRVT each warrant that it has the legal capacity to enter into this Agreement and that it has secured all necessary approvals.

     5.05 Obligations to MRVT's Licensor. P&U agrees to undertake all sublicensee obligations set forth in any license agreement MRVT entered into relating to Patent Rights or Product as of the Effective Date. MRVT represents and warrants that it has fully disclosed to P&U all such licenses in effect as of the Effective Date.

     5.06 Sale of Product by MRVT. Subject to the terms of this Agreement, MRVT agrees, while the license granted to P&U under Article III hereof with respect to any Product is in effect in any country in the Territory, not to license and/or appoint any other licensee, distributor or marketing representative in or for such country for such Product, not to sell such Product in or for use in such country, and not to accept orders for such Product from the purchasers located within such country or from purchasers MRVT has reason to believe will sell such Product within or for use in such country, except as provided in this
Section  5.06.  *****.

     5.07 Right to License Patent Rights, Product and Technology. MRVT hereby represents and warrants that it owns or has rights to use the Technology and Patent Rights described herein, and that it has the right to grant sublicenses under any license to SnET2 or covering Product held by MRVT.

     5.08 Compliance with Applicable Law. In exercising the rights, and in carrying out the duties and obligations set forth in this Agreement, each party represents and warrants that it shall comply with all applicable state, federal and country laws or rules. Each party further represents and warrants that it shall comply with all applicable rules and regulations governing the manufacture, distribution, promotion, marketing and sale of Product in the Territory and that it shall specifically comply with GLPs, GCPs, GMPs or other equivalent regulatory requirements of that country.

     5.09 Duty to Develop Product. MRVT shall use all reasonable efforts to develop Product in the Fields in accordance with the MRVT Development Plan.

     5.10 Patent Filing, Prosecution and Maintenance. MRVT shall be responsible for all decisions relating to and all costs associated with preparing, filing, prosecuting and maintaining the Patent Rights. MRVT shall timely notify P&U about each patent application filed that relates to Product, its progress and subsequent disposition. MRVT shall not voluntarily abandon or forfeit any Patent Rights, without the prior approval of P&U, such approval not to be unreasonably withheld or delayed.

     5.11 MRVT's Representations. MRVT hereby represents and warrants that:

          (a) It is not party to any agreement, arrangement or understanding with any third party that in any material way conflicts with its ability to fulfill any of its obligations under this Agreement.

          (b) It will not knowingly commit any material act or fail to take any act which would cause a material omission or permit any acts or omissions to occur that would be in conflict with its obligations under this Agreement or diminish in any material respect the potential scope of the grant of rights to P&U under this Agreement.

          (c) It has no knowledge that the license rights granted to P&U with respect to the Product shall be subject to any material retained right of any state, federal or foreign government or governmental entity, except for the rights of the United States government under the Bayh-Dole Act and except as disclosed to P&U.

          (d) It has no knowledge that making, using or selling any Products (along or in combination with any Light Devices) may infringe the patent rights of any third party nor does it have any knowledge that any third party is infringing the Patent Rights.

          (e) Other than as disclosed to P&U prior to July 1, 1995, it has no agreement, understanding or undertakings with any third parties regarding ownership or disposition of tin ethyl etiopurpurin, isomers and derivatives thereof, or any Product.

***** Confidential Treatment Requested

     5.12 Access to Information Relating to Light Devices. MRVT shall provide P&U with access to information or data relating to Light Devices that P&U may need to perform its obligations and exercise its rights hereunder, including compliance with any regulatory requirements and the marketing and sale of the Products.

     5.13 Access to Light Devices. The parties mutually acknowledge that an essential feature of the development of Product for marketing hereunder is access by P&U to Light Devices. MRVT agrees that it shall undertake all necessary action to enable P&U to access Light Devices and to insure that P&U has continued access to Light Devices during the term of the license rights specified by Section 3.02 and in accordance with the Ancillary Agreements.

                         ARTICLE VI - SUPPLY OF PRODUCT

     6.01 Commercial Supply of Product. P&U shall purchase from MRVT, and MRVT shall supply P&U, all of P&U's requirements of Product in finished form to be sold by P&U in the Territory. P&U acknowledges that MRVT's obligations to supply P&U with Product are dependent upon P&U's United States Affiliate fulfilling its obligations to MRVT under the Clayton Agreement.

     6.02 Commercial Transfer Price. The "Transfer Price" for Product supplied to P&U by MRVT shall be equal to the sum of the following:

          (a) *****

          (b) *****

     6.03 *****

*****

     6.04 Ownership of Trademarks. ***** The parties shall jointly select all trademarks to be used in connection with the Products in the Fields, and Miravant shall not grant rights to use such marks outside the Fields without P&U's prior consent, which consent shall not be unreasonably withheld if such use is not likely to adversely affect the sales and marketing of the Products in the Fields. All trademarks related to SnET2 will be the property of MRVT, and MRVT will indemnify and hold harmless P&U from and against any and all infringement claims related to the trademarks.

                    ARTICLE VII - *****

     7.01*****

     7.02*****

     7.03 Limitation of Section 7.1. Section 7.1 shall not apply to any non-Photodynamic Therapy drug or any product other than a New Product developed by Miravant and Miravant's grant of rights or licenses with respect to such non-Photodynamic Therapy drug or other product shall not be limited by Section
7.01. Transfer of all or substantially all of the business or assets of Miravant to a third party, whether by merger, acquisition or otherwise, shall not be deemed a grant to a third party of a right or license with respect to a New Product nor give rise to any right or obligation under Section 7.01 herein.
Section 7.01 shall not apply to a New Product unless at the time the right of first negotiation is offered the New Product is being developed, or Miravant expects to develop, for an indication within the Fields.

***** Confidential Treatment Requested

                   ARTICLE VIII - REGULATORY RESPONSIBILITIES

     8.01 Complaints. MRVT and P&U shall share with each other all data on complaints in respect of Product subject to this Agreement including, but not limited to, complaints or information regarding performance or allegations or reports of any effects on a patient from use of such Product, as soon as such data is available. To the extent that it has knowledge thereof, each party shall promptly notify the other in writing of any defect in, or condition of, Product subject to this Agreement that may cause any such Product to violate the applicable laws and regulations of any country in the Territory where such Product is being sold by P&U. As the holder of the NDA, MRVT shall be responsible for complying with all regulatory requirements relating to the reporting and processing of complaints and adverse events.

     8.02 Recall. In the event of a total or partial recall of Product sold by MRVT to P&U under this Agreement, whether voluntary or mandated by law, the parties agree to cooperate fully to effect the recall. In the event such recall results from the gross negligence or willful misconduct of MRVT, MRVT shall bear all the expenses associated with such recall. In the event such recall results from the gross negligence or willful misconduct of P&U, P&U shall bear all the expenses associated with such recall. If any recall results without gross negligence or willful misconduct of either party, then MRVT and P&U shall equally bear the expenses of such recall. P&U agrees to maintain adequate sales and service records to enable it to carry out any Product recall and to conduct such recall.

     8.03 Adverse Reactions. Each party shall be responsible for maintaining such records and making such reports as may be required in connection with any regulatory approval held by the party. Each party shall immediately inform the other of all adverse drug experience reports and other information relating to the safety or effectiveness of Product which come to its attention.

                  ARTICLE IX - PUBLICATION AND CONFIDENTIALITY

     9.01 Publication. Each party hereto shall give ten (10) days prior written notice to the other party of all SEC filings and public announcements relating to the contractual relationship between the parties, which will be subject to reasonable approval of the other party, and if there is a dispute, it will be resolved by the opinion of the disclosing party's counsel in their discretion, except that the other party shall resolve all disclosure issues relating to such party's confidential information.

     9.02 Disclosure. MRVT shall disclose to P&U all information relating to the Patent Rights, Technology and Product for the Fields that has not previously been disclosed; provided, however, that MRVT shall only be required to disclose such information to P&U as is necessary or useful for P&U to fulfill its obligations under this Agreement. All information disclosed by one party to the other under this Section 9.02 shall be deemed "Confidential Information" and treated as provided in Section 9.03 hereof. P&U shall disclose to MRVT, or MRVT shall have access to, information developed by P&U related to Product including, but not limited to, all regulatory data including clinical data and investigators' reports, applications and licenses.

     9.03 Confidential Information. Unless otherwise mutually agreed to by the parties, the parties agree to maintain in confidence all Confidential Information disclosed to the other pursuant to Section 9.02 and shall not, during the term of this Agreement and for a period of five (5) years thereafter, use such Confidential Information, except as permitted by this Agreement or disclose the same to anyone other than those of its officers, directors, employees, Affiliates and Sublicensees to the extent necessary in connection with either party's activities as contemplated in this Agreement. Each party shall use its reasonable efforts to ensure that its officers, directors, employees, Affiliates and Sublicensees do not disclose or make any unauthorized use of such Confidential Information.

     9.04 Limitations on Confidentiality. The obligation of confidentiality contained in Section 9.03 shall not apply to the extent that (i) a party is required to disclose information by applicable law, such as pursuant to Securities and Exchange Commission rules and regulations, or order of a governmental agency or a court of competent jurisdiction; (ii) a party can demonstrate that the disclosed information was, at the time of disclosure, already in the public domain other than as a result of actions or failure to act of a party, its officers, directors, employees, Affiliates and Sublicensees in violation hereof; (iii) the disclosed information was rightfully known by a party or its Affiliates or Sublicensees (as shown by its written records) prior to the date of disclosure to the other party in connection with this Agreement; or (iv) the disclosed information was received by a party or its Affiliates or Sublicensees on an unrestricted basis from a third party source that is not the other party or an Affiliate of the other party and not under a duty of confidentiality, and that was rightfully known to said source.

                        ARTICLE X - TERM AND TERMINATION

     10.01 Term.

          (a) Subject to the provisions of Section 3.02 and this Article X, the term of this Agreement shall continue for so long as P&U is required to pay royalties. Unless terminated earlier, commencing July 1, 2000, and continuing every two years thereafter, the parties shall agree in writing upon their respective share of the funding for development of the Product in the Fields for the following 24 months in accordance with the MRVT Development Plan.

          (b) *****

     10.02 Termination for Breach. In the event either party shall materially breach any of the terms, conditions and agreements contained herein to be kept, observed and performed by it, then the other party may terminate this Agreement, at its option and without prejudice to any of its other legal and equitable rights and remedies, by giving the party which committed the breach sixty (60) days' notice of its intent to terminate, particularly specifying the breach, unless the notified party within such sixty (60) day period shall have cured the breach. The sixty (60) day period may be extended for a period not exceeding an additional ninety (90) days for breaches which cannot be reasonably cured within the sixty (60) day period if the party has commenced to cure the breach within that period.

     10.03 Termination by Bankruptcy. In the event either party shall file a voluntary petition or any answer admitting the jurisdiction of the Court and the material allegations of, or shall consent to, an involuntary petition pursuant to or purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or shall make an assignment of substantially all of its assets for the benefit of creditors, or shall apply for or consent to the appointment of a receiver or trustee of a substantial part of its property (such party, upon the occurrence of any such event, a "Bankrupt Party"), then to the extent permitted by law the other party hereto may thereafter immediately terminate this Agreement by giving notice of termination to the Bankrupt Party, unless the proceeding is dismissed within ninety (90) days of its filing.

     10.04  *****

     10.05 Effect of Termination. It is understood and agreed that the termination of this Agreement shall not affect the rights or obligations of the parties which (i) by the terms hereof, continue after the termination of this Agreement, or (ii) have accrued prior to such termination including, but not limited to, the rights of MRVT to receive any amounts then owing from P&U for royalties due hereunder, all of which amounts shall be immediately due and payable on such termination date. Upon termination of this Agreement, other than under Section 10.01(a), the Ancillary Agreements will also terminate in respect to the Fields. Articles VIII, IX and XII shall survive the expiration or termination of this Agreement.

***** Confidential Treatment Requested

                        ARTICLE XI - PATENT INFRINGEMENT

     11.01 Infringement by Third Parties. If, during the term of this Agreement, either MRVT or P&U shall acquire knowledge or have reasonable cause to believe that any of the Patent Rights, as such Patent Rights cover Product, shall be infringed or used without authorization by any other person in the Territory, either party shall promptly notify the other of such knowledge. MRVT and P&U shall promptly meet to discuss the commercial impact of such third party infringement and the most efficient and expeditious manner to proceed against said third party.

     11.02 Initiation of Action by MRVT or P&U. MRVT may take all steps in its name which are necessary or advisable including, without limitation, the institution of any action or proceeding for the obtaining of damages or the enjoinment of any such infringement and to prosecute, settle, compromise or otherwise dispose of the same. MRVT shall be entitled to the full recovery of any money or other property collected by way of judgment, settlement (whether prior to or after the institution of any action or proceedings) or otherwise on any action initiated by MRVT. If MRVT does not commence such an action within one hundred eighty (180) days, after a request to do so by P&U, then P&U may initiate an action or proceeding for the obtaining of damages or the enjoinment of any such infringement and to prosecute, settle, compromise or otherwise dispose of the same. P&U shall be entitled to the full recovery of any money or other property collected by way of judgment, settlement (whether prior to or after the institution of any action or proceeding) or otherwise on any action initiated by P&U. Each party agrees to reasonably cooperate with the other party in any legal proceeding and to pay all its own costs taken pursuant to this
Section 11.02.

     11.03 Claims Against P&U or MRVT. If any claim is made or action brought against P&U or MRVT based on the claim that P&U or MRVT is infringing any third party patent rights by virtue of the manufacture, use or sale of Product hereunder, P&U or MRVT shall promptly so notify the other. The parties shall then consult with each other as to the most efficient and reasonable course of action to take relative to such third party claim. Each party hereto shall pay its own expenses in defending any such third party claim. MRVT shall solely be responsible for any trademark infringement claims and for all damages claimed against P&U and its Affiliates by any third party.

     11.04  Damages  Paid to Third  Party.  If, in any such action  described in
Section 11.03, a court of competent jurisdiction determines that P&U or MRVT is obligated to pay damages to any third person (excluding trademark claims) because P&U or MRVT's manufacture, use or sale of a Product was held to be an infringement of a third party right, the parties shall equally share such costs.

     11.05 Reduction of Royalties. In the event the legal proceedings described in Section 11.03 result in a settlement or other final action which requires P&U to pay a royalty to a third party in order to continue to use or sell Product, the royalty paid by P&U to MRVT for such Product shall be reduced by an amount equal to one-half (1/2) of the rate of the royalty that P&U is required to pay to such third party, not to exceed fifty percent (50%) of the royalties that would be payable to MRVT.

                          ARTICLE XII - INDEMNIFICATION

     12.01 Indemnification. Except for matters relating to indemnification for infringement of intellectual property rights, as to which Article X shall be the sole and exclusive provisions, each party to this Agreement shall indemnify and hold the other party hereto harmless from and against any and all actions, causes of action, claims, demands, suits, controversies, damages, verdicts, judgments, executions and all costs and expenses in connection therewith including, but not limited to, reasonable attorneys' fees, whether or not well founded in fact or in law, brought or claimed by any third persons, which and to the extent thereof shall arise from any breach of this Agreement by or from the negligent acts or omissions of the indemnifying party under this Agreement (a "Liability"). Except to the extent P&U is required to indemnify MRVT under the foregoing sentence and to the extent P&U's Affiliate is required to indemnify MRVT under the Clayton Agreement, MRVT shall defend, indemnify and hold harmless P&U and its Affiliates and each of their directors, officers, employees and agents against any and all claims, costs, liabilities, damages and expenses (including reasonable attorneys' fees) arising out of or incurred in connection with the practice of the licenses granted hereunder or the clinical testing, manufacture, handling, ingestion, distribution, sale, administration, or other use (including any failure to warn or comply with any regulatory or applicable legal requirements) of any Product or Light Device.

     12.02 Notice of Defense of Actions. Each party shall give the other prompt notice of any potential Liability, and promptly after receipt by a party claiming indemnification under this Section 12.02 of notice of the commencement of any action, such indemnified party will notify the indemnifying party of the commencement of the action and generally summarize such action. The indemnifying party shall have the right to participate in and to assume the defense of such action with counsel of its choosing. An indemnifying party shall not have the right to direct the defense of such an action of an indemnified party if counsel to such indemnified party has reasonably concluded that there may be defenses available to it that are different from or additional to those available to the indemnifying party; provided, however, that in such event, the indemnifying party shall bear the fees and expenses of separate counsel reasonably satisfactory to the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action if prejudicial to the ability to defend such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 12.02, but the omission to so notify the indemnifying party will not relieve such party of any liability that such party may have to any indemnified party otherwise than under this Section. No settlement of any claim or action may be made without the consent of the indemnifying party (which shall not be unreasonably withheld or delayed).

                      ARTICLE XIII - RESOLUTION OF DISPUTES

     13.01 Arbitration. Any and all disputes arising out of or in connection with the performance of this Agreement shall be finally settled by arbitration in accordance with the rules of the American Arbitration Association, except that each party will be entitled to select one (1) arbitrator and the two (2) arbitrators so selected shall select a third arbitrator and if they cannot agree, then the third arbitrator, who shall not be a citizen of the United States or Italy, will be selected by the American Arbitration Association. The arbitration shall be held in New York, New York. The award rendered shall be final and binding upon the parties. Judgment on any award may be entered in any court having jurisdiction over the parties or their assets. To the extent any claims relate to the validity, construction, scope, enforceability or infringement of any Patent Rights, such claim shall not be required to be submitted to arbitration hereunder and shall be resolved by a court of competent jurisdiction. The costs of the arbitration shall be shared equally by the parties.

                           ARTICLE XIV - MISCELLANEOUS

     14.01 Force Majeure. Neither P&U nor MRVT shall be in default under this Agreement nor liable for any failure to perform or for delay in performance resulting from any cause beyond its reasonable control or due to compliance with any regulations, orders or act of any federal, provincial, state or municipal government, or any department or agency thereof, civil or military authority, acts of God, fires, floods or weather, strikes or lockouts, factory shutdowns, embargoes, wars, hostilities or riots.

     14.02 Taxes. Each of the parties hereto shall be responsible for its own taxes imposed as a result of the performance by such party under this Agreement including, but not restricted to, any sales tax, any tax on or measured by any royalty or other payment required to be made by it hereunder, any registration tax, any tax imposed with respect to the granting of or transfer of licenses or other rights hereunder or the payment or receipt of royalties hereunder. For the avoidance of any doubt, it is agreed that any withholding tax levied on a payment required to be made pursuant to this Agreement, shall be the responsibility of the party receiving such payment. The parties shall cooperate fully with each other in obtaining and filing all requisite certificates and documents with the appropriate authorities and shall use their best efforts to take such further action as may reasonably be necessary to avoid the deduction of any withholding or similar taxes from any remittance of funds by P&U to MRVT hereunder, provided, however, that P&U may withhold tax it is required to collect or pay on behalf of MRVT.

     14.03 Notices. All notices, proposals, submissions, offers, approvals, agreements, elections, consents, acceptances, waivers, reports, plans, requests, instructions and other communications required or permitted to be made or given hereunder (all of the foregoing hereinafter collectively referred to as "Communications") shall be in writing, in the English language, and shall be deemed to have been duly made or given when (i) delivered personally with receipt acknowledged, (ii) mailed in any post office, enclosed in a registered or certified postage-paid envelope, return receipt requested, (iii) sent by facsimile, telex or cablegram (which shall promptly be confirmed by a writing sent by registered or certified mail, return receipt requested) or (iv) sent by a recognized courier (e.g., DHL, Federal Express, etc.), in each case addressed or sent to the parties at the following addresses and facsimile numbers or to such other or additional address or facsimile number as any party shall hereafter specify by Communication to the other party:

         P&U:                               Pharmacia & Upjohn S.p.A.
                                            via Robert Koch 1.2
                                            20152 Milan
                                            Italy
                                            Attn: President
                                            Fax #:   39 2 4838 2734

         With a copy to:                    Pharmacia & Upjohn S.p.A.
                                            via Robert Koch 1.2
                                            20152 Milan
                                            Italy
                                            Attn: General Counsel
                                            Fax #:   39 2 4838 2734

         MRVT:                              Miravant Medical Technologies
                                            7408 Hollister Avenue
                                            Santa Barbara, California 93117
                                            U. S. A.
                                            Attn: President
                                            Fax #: 805 685 2959

         With a copy to:                    Nida & Maloney, P.C.
                                            800 Anacapa Street
                                            Santa Barbara, California 93101
                                            U. S. A.
                                            Attn: Joseph E. Nida
                                            Fax #: 805 568 1955

Notice of a change of address shall be deemed given when actually received. All other Communications shall be deemed to have been given, received and dated on the earlier of: (i) when actually received or on the date when delivered personally or (ii) one (1) day after being sent by facsimile, cable, telex (each promptly confirmed by a writing as aforesaid) or courier and seven (7) business days after mailing.

     14.04 Relationship. The relationship between the parties shall be governed by the terms of this Agreement and shall not extend to other activities, transactions or contracts. Neither party hereto is in any way the agent, venturer or partner of the other party.

     14.05 Governing Law. The provisions of this Agreement shall be governed in all respects by the laws of New York without regard to conflicts of laws principles.

     14.06 Other Instruments. The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become reasonably necessary or convenient to effectuate and carry out the provisions of this Agreement or may be reasonably requested by the other party.

     14.07 Legal Construction. In case anyone or more of the provisions contained in this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

     14.08 Entire Agreement, Modification, Consents and Waivers. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and no interpretation, change, termination or waiver of or extension of time for performance under any provision of this Agreement shall be binding upon any party, unless in writing and signed by the party intended to be bound thereby. In addition to this Agreement, the parties have entered into two other agreements, namely, the Product Supply Agreement, dated July 1, 1995, as amended, and the SNET2 Device Supply Agreement, dated July 1, 1995. It is the intent of the parties that the terms of these Agreements be read as a whole and as being consistent with one another. Receipt by any party of money or other consideration due under this Agreement, with or without knowledge of breach, shall not constitute a waiver of such breach or any provision of this Agreement. Except as otherwise provided in this Agreement, no waiver of or other failure to exercise any right under or default or extension of time for performance under any provision of this Agreement shall affect the right of any party to exercise any subsequent right under any provision of this Agreement or otherwise enforce said provision or any other provision hereof or to exercise any right or remedy in the event of any other default, whether or not similar.

     14.09 Section Headings: Construction. The section headings and titles contained herein are each for reference only and shall not be deemed to affect the meaning or interpretation of this Agreement. The singular shall include the plural, the conjunctive shall include the disjunctive and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

     14.10 Amendment. This Agreement may only be amended in writing by an agreement designated as an amendment and executed by the parties hereto. 14.11 Limitation of Damages. IN NO EVENT SHALL EITHER PARTY NOR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, including, but not limited to, loss of profits or revenue, loss of use of any equipment, cost of capital, down time costs, delays, or claims of customers of any of them or other third parties for such or other damages.

                     ARTICLE XV - BINDING EFFECT: ASSIGNMENT

     15.01 Binding Effect and Assignment. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns. Neither this Agreement, nor any of the right and obligations under this Agreement, may be assigned, transferred or otherwise disposed of by either party without the prior consent of the other party, unless such assignment, transfer or disposition is to a successor to substantially all the business or assets of the transferor, provided that such successor shall in any event agree in writing with the other party to specifically assume all obligations of the transfer or under this Agreement in a manner satisfactory to the other party. Subject to the foregoing limitations, the Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties.

     15.02 Right to Seek Assurance. In the event all or substantially all of the assets of either P&U or MRVT are acquired by a third party, the non-acquired party shall have the absolute right pursuant to Section 15.01 to receive a binding written assurance and undertaking from such party that the third party intends to faithfully perform all of the duties and obligations of the acquired party set for in this Agreement. The acquired party shall take all action necessary to enable the non-acquired party to obtain such written assurance.

                  ARTICLE XVI - APPROVAL OF BOARD OF DIRECTORS

     Each party warrants and represents to the other party that, to the extent legally required, this Agreement has been approved by its Board of Directors.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officer thereunder duly authorized as of the date first hereinabove written.


MIRAVANT MEDICAL TECHNOLOGIES                PHARMACIA & UPJOHN S.p.A.



By:      /S/                                 By: /S/
         -------------------------               -------------------------------
         Gary S. Kledzik,                    Title:_____________________________
         Chairman of the Board and
         Chief Executive Officer